Exhibit 99.1

American States Water Company Announces Earnings for the Three Months Ended March 31, 2009

SAN DIMAS, Calif.--(BUSINESS WIRE)--May 11, 2009--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.28 per common share for the first quarter ended March 31, 2009 as compared to basic and fully diluted earnings of $0.31 and $0.30 per common share, respectively, for the first quarter ended March 31, 2008.

The following table provides diluted earnings per share (“EPS”), as adjusted (a non-GAAP financial measure), for 2008 to remove the effects of an unrealized gain on purchased power contracts.

	First Quarter
	2009	2008
Diluted EPS, as reported	$0.28	$0.30
Unrealized gain on purchased power contracts	-	(0.10)
Diluted EPS, as adjusted	$0.28	$0.20

*Adjusted diluted EPS is a non-GAAP financial measure and excludes an unrealized gain on purchased power contracts for 2008.

First Quarter Results, as reported

The $0.02 per share decrease in reported diluted earnings for the first quarter of 2009, as compared to the same period of 2008, included an unrealized gain on purchased power contracts, which increased pretax income by $2.8 million, or $0.10 per share, during the three months ended March 31, 2008. These purchased power contracts expired on December 31, 2008 and effective January 1, 2009, the Company began taking delivery of power under a new contract. The California Public Utilities Commission (“CPUC”) issued a proposed decision (“PD”) in 2009 approving the new purchased power contract that became effective January 1, 2009. The PD permits the Company to establish a regulatory asset and liability memorandum account to offset the derivative gains and losses on the purchased power contract. Accordingly, the Company will defer all unrealized gains and losses generated from the new purchased power contract on a monthly basis into the non-interest bearing regulatory memorandum account that will track the changes in fair value of the derivative throughout the term of the contract. As of March 31, 2009, $8.4 million of an unrealized loss has been included in this memorandum account. As a result, this unrealized loss did not impact earnings during the three months ended March 31, 2009.

EPS was $0.28 for the three months ended March 31, 2009 and, removing the effects of the item discussed above, adjusted EPS was $0.20 for the same period in 2008. Impacting the comparability in the results of the two periods are the following significant items:

  The water margin increased by $0.8 million, or $0.03 per share, during the first quarter of 2009 due to higher water rates approved by the CPUC effective January 1, 2009 and the implementation of a Water Revenue Adjustment Mechanism (“WRAM”) account and a Modified Cost Balancing Account (“MCBA”) in late November of 2008, discussed below.
  Other operating expenses, including administrative and general expenses, increased at Golden State Water Company (“GSWC”) by $2.5 million, or $0.08 per share, for the first quarter of 2009 due to an increase in outside services costs primarily associated with GSWC’s current rate cases, and an increase in pension expenses of approximately $759,000.

  AWR’s subsidiary, American States Utility Services, Inc. (“ASUS”), recorded pretax operating income (before interest expense) of $1.1 million for contracted services during the first quarter of 2009, an increase of $1.6 million, or $0.05 per share, as compared to the first quarter of 2008 due primarily to an increase in special construction projects at Fort Bliss and military bases in Virginia.
  A decrease in the effective income tax rate in the first quarter of 2009, due to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements and a tax benefit resulting from new California apportionment laws as well as refining certain related estimates, favorably impacted earnings by $0.08 per share during the first quarter of 2009 as compared to the same period in 2008.

Total operating revenues increased by $10.7 million to $79.6 million for the first quarter of 2009, compared to revenues recorded in the first quarter of 2008, an increase of 15.5%. The table below sets forth summaries of operating revenues by segment:

(in thousands)	2009	2008	$ Change	% Change
Water	$56,794	$52,089	$4,705	9.0%
Electric	8,632	8,803	(171)	(1.9%)
Contracted services	14,183	8,050	6,133	76.2%
Total operating revenues	$79,609	$68,942	$10,667	15.5%

Water revenues for the first quarter of 2009 increased by $4.7 million or 9%. Contributing to this increase were rate increases approved by the CPUC effective January 1, 2009, which added approximately $1.8 million of water revenues during the first quarter of 2009. The impact of these rate increases was partially offset by approximately $1.0 million resulting from a 3.5% decrease in actual consumption when compared to the first quarter of 2008, mostly due to the continued effects of statewide customer conservation efforts. However, as a result of the implementation of a WRAM account for Regions II and III in late November of 2008, GSWC recorded $3.7 million in additional revenues to adjust the first quarter 2009 revenues to consumption levels approved by the CPUC.

Although the recording of the WRAM added $3.7 million of water revenues, this favorable impact to earnings was reduced by $1.1 million of water supply over-collection costs tracked in the MCBA account, also implemented in late November 2008. The over-collection in the MCBA account is due to: (1) lower consumption in the first quarter of 2009 as compared to the consumption levels approved by the CPUC, and (2) a lower percentage of purchased water in the supply mix during 2009 when compared to the supply mix included in customer rates, partially offset by increases in rates charged by GSWC’s wholesale suppliers. The net impact of recording the WRAM and MCBA was approximately $2.6 million, or $0.09 per share, for the first quarter of 2009.

Electric revenues from GSWC’s Bear Valley Electric Division decreased by 1.9% to $8.6 million compared to $8.8 million for the three months ended March 31, 2008 due primarily to a decrease in electric usage.

Contracted services revenues are composed of construction revenues and management fees for operating and maintaining the water and/or wastewater systems at certain military bases. Such revenues increased by $6.1 million, or 76.2%, during the first quarter of 2009 primarily due to an increase in construction revenues. Construction revenues increased by $5.9 million primarily related to special projects at Fort Bliss and military bases in Virginia, partially offset by lower construction revenues at Andrews Air Force Base.

In December 2008, the U.S. government authorized an interim price adjustment at Fort Bliss, which increased monthly water and wastewater fees by 50% and 59%, respectively, pending the resolution of a Request for Equitable Adjustment filed by ASUS’ subsidiary Fort Bliss Water Services Company due to a higher than originally estimated inventory level at the base. These interim increases at Fort Bliss resulted in additional management fees of $294,000 for the first quarter of 2009 as compared to the first quarter of 2008.

Total operating expenses for the first quarter of 2009, increased by $13.7 million to $68.2 million as compared to the $54.5 million recorded for the same period in 2008, mainly reflecting: (i) an increase of $4.0 million in water supply costs primarily resulting from a $1.1 million over-collection in the MCBA account previously discussed, and a $1.9 million increase in the amortization of previously incurred supply costs from surcharges currently in effect; (ii) an unrealized gain of $2.8 million on purchased power contracts for the first three months of 2008, related to the contracts that expired at December 31, 2008; (iii) a decrease in other operating expenses due to $701,000 of transition costs incurred in 2008 and not in 2009 related to the commencement of the operation by ASUS of the water and wastewater systems at military bases in North Carolina and South Carolina; (iv) an increase of $2.0 million in administrative and general expenses, relating to increased pension costs, higher labor and other employee benefit costs, and increased consulting and legal expense related to GSWC’s general rate cases; (v) an increase in maintenance, depreciation and amortization expenses; (vi) higher property and other taxes; and (vii) a $4.6 million increase in construction expenses primarily related to new construction projects at Fort Bliss and military bases in Virginia.

The table below sets forth pretax operating income by segment for the first quarter:

(in thousands)	2009	2008	$ Change	% Change
Water	$10,944	$11,695	$(751)	(6.4%)
Electric	(544)	3,410	(3,954)	(116.0%)
Contracted services	1,068	(541)	1,609	297.4%
AWR parent	(50)	(102)	52	51.0%
Total pretax operating income	$11,418	$14,462	$(3,044)	(21.0%)

Interest expense decreased by $84,000 to $5.3 million during the first quarter of 2009 compared to the first quarter of 2008. The decrease reflected lower interest rates, partially offset by an increase in short-term borrowings. The average interest rate on short-term borrowings during the three months ended March 31, 2009 was 1.3%, compared to 4.4% for the same period in 2008. The average balance of short-term borrowings was $74 million during the three months ended March 31, 2009 compared to $42 million for the same period in 2008.

Interest income decreased by $159,000 during the first quarter of 2009 due primarily to a decrease of $127,000 in interest accrued on the uncollected balance of the CPUC authorized Aerojet litigation memorandum account due to lower interest rates.

Income tax expense for the first quarter of 2009 decreased by $2.9 million to $1.4 million as compared to the same period in 2008 primarily due to a decrease in pretax income and a lower effective income tax rate (“ETR”). The ETR for the three months ended March 31, 2009 was 21.7% compared to 44.5% for the same period of 2008. The significant decrease in the ETR is principally due to a tax benefit of $918,000 resulting from new California apportionment laws enacted during the first quarter of 2009 as well as refining certain related estimates. Absent this tax benefit, the ETR for the first quarter would have been 36.2%. There were also changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements (principally plant, rate case and compensation related items). Flow-through adjustments increase or decrease tax expense in one period, with an offsetting increase or decrease occurring in another period.

Regulatory Matters

In August 2008, the CPUC approved an advice letter filing to allow GSWC to create and implement a Water Conservation Memorandum Account (“WCMA”) to track the extraordinary expenses and revenue shortfall associated with conservation measures in conjunction with the declared drought in California. The WCMA was effective August 18, 2008 and was used to track the revenue shortfall until the WRAM was implemented on November 25, 2008. At November 24, 2008, approximately $1.9 million of net under-collections were included in the WCMA for Regions II and III prior to the implementation of the WRAM.

Unlike the WRAM which is probable for recovery according to the CPUC decision, the recovery of the WCMA was less certain and therefore GSWC did not record the under-collection as of March 31, 2009. On April 16, 2009, the CPUC approved the advice letter filed by GSWC to recover the $1.9 million included in the WCMA and authorized GSWC to establish a 12-month surcharge to customers’ bills. The surcharge went into effect on April 21, 2009. Accordingly, GSWC established a $1.9 million regulatory asset, which will result in a corresponding increase to income for the second quarter of 2009 of $0.07 per share. The WCMA continues to track extraordinary expenses associated with conservation efforts.

On May 7, 2009, the CPUC also authorized GSWC to implement an increasing block rate design in GSWC’s Region I to encourage water conservation and to establish a WRAM and MCBA for Region I once the block rates are implemented. GSWC will implement the new tiered rates in 90 days as indicated in the CPUC decision. GSWC will file for recovery of the WCMA in Region I after the WRAM is in place.

In addition, on May 7, 2009 the CPUC approved a final decision on Phase I of GSWC’s cost of capital application, adopting a return on equity of 10.2%.

Non-GAAP Financial Measures

This press release includes a presentation of “Diluted EPS, as adjusted” which excludes an unrealized gain on purchased power contracts during the three months ended March 31, 2008. This item is derived from consolidated financial information but not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). This item constitutes a "non-GAAP financial measures" under Securities and Exchange Commission rules. The non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants.

Management believes that the presentation of these adjusted measures is useful to investors because it provides a means of evaluating the Company's operating performance without giving effect to unrealized gains and losses on purchased power contracts, which have been triggered principally by market factors that are largely out of the control of management and do not reflect the day-to-day operations of the Company. Moreover, management believes that this presentation facilitates comparisons between the Company and other companies in its industry but again may not be comparable to similarly titled non-GAAP financial measures of other registrants. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the Company's historical results, exclusive of unrealized gains/losses on purchased power contracts.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

First Quarter 2009 Earnings Release Conference Call - The Company will host a conference call today, May 11, 2009 at 11:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Monday, May 11, 2009 at 2:00 p.m. PT and will run through Monday, May 18, 2009. The dial-in number for the audio replay is (800) 642-1687, Confirmation ID# 97096042.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 37 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 254,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets
	March 31	December 31
(in thousands)	2009	2008
	(Unaudited)
Assets
Utility Plant-Net	$836,502	$825,262
Goodwill	4,610	4,610
Other Property and Investments	10,600	10,689
Current Assets	107,261	90,614
Regulatory and Other Assets	136,299	130,112
	$1,095,272	$1,061,287
Capitalization and Liabilities
Capitalization	$618,326	$577,039
Current Liabilities	131,275	137,397
Other Credits	345,671	346,851
	$1,095,272	$1,061,287

Condensed Statements of Income	Three months ended
(in thousands, except per share amounts)	March 31,
	2009	2008
	(Unaudited)
Operating Revenues	$79,609	$68,942

Operating Expenses:
Supply costs	$19,909	$16,140
Unrealized gain on purchased power contracts	-	(2,843)
Other operating expenses	7,153	7,996
Administrative and general expenses	16,865	14,827
Maintenance	4,073	3,772
Depreciation and amortization	8,361	7,793
Property and other taxes	3,400	2,920
ASUS construction expenses	8,445	3,875
Net gain on sale of property	(15)	-
Total operating expenses	$68,191	$54,480

Operating income	$11,418	$14,462

Interest expense	(5,294)	(5,378)
Interest income	202	361
Other	(30)	114

Income From Operations Before Income Tax Expense	$6,296	$9,559

Income tax expense	1,364	4,255

Net Income	$4,932	$5,304

Weighted Average Shares Outstanding	17,312	17,239
Earnings Per Common Share	$0.28	$0.31
Weighted Average Diluted Shares	17,440	17,357
Earnings Per Diluted Share	$0.28	$0.30
Dividends Declared Per Common Share	$0.250	$0.250

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
909-394-3600, ext. 707